FOR IMMEDIATE RELEASE

Hallmark Financial Services, Inc. Announces Retirement of Curtis Donnell

FORT WORTH,  Texas, December 16, 2008 - Hallmark Financial Services, Inc. (“Hallmark”) (Nasdaq: HALL) announced today that Curtis Donnell, President and CEO of its general aviation division, Aerospace Insurance Managers (“Aerospace”), has informed Hallmark he will retire effective December 31, 2008.

Mr. Donnell, 70 years old, founded Aerospace in 1999 and has over 40 years experience in the underwriting, marketing and executive management of general aviation insurance products. Under his leadership, Aerospace grew from a start-up independent managing general agency into a leading distributor of general aviation insurance products throughout the United States. Aerospace was purchased by Hallmark in January of 2006.

“Building Aerospace has proven to be both a challenging and rewarding opportunity,” said Mr. Donnell. “I am proud of the work we have done and I am confident the management team I have put in place will continue to achieve the same success going forward. Building this business and successfully integrating it into Hallmark provides me with a great deal of satisfaction and fills me with a debt of gratitude to all the people who have played a part in Aerospace's success."

Chris Jones, currently Aerospace’s Executive Vice President & Chief Operating Officer, will immediately begin working with Mr. Donnell to transition into his role as President.  Mr. Donnell will continue to work with Hallmark in a consulting role to develop strategic opportunities in the aviation market.

“While we are happy Curtis will continue to work with Hallmark on a consulting basis, we will miss the day-to-day leadership he has provided at Aerospace,” stated Mark Schwarz, Executive Chairman of Hallmark.  “Over the last three years, Curtis has served Hallmark with the highest degree of integrity and professionalism. His leadership and experience have contributed greatly to our success in the general aviation business segment. We wish Curtis all the best as he begins his well deserved retirement.”

Mark Morrison, President and CEO of Hallmark stated, “Replacing a leader with Curtis Donnell’s experience and stature is always a challenge. However, Chris Jones brings over a quarter century of experience in aviation insurance underwriting into the leadership position at Aerospace. During his tenure with Hallmark, Chris has proven to be a very capable leader of Aerospace's underwriting, product development and policy service groups. With his expanded role at Aerospace, we are confident Chris will continue to successfully guide the business into the future.”

About Hallmark:
Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial insurance, personal insurance and general aviation insurance, as well as providing other insurance related services. The Company’s business is geographically concentrated in the south central and northwest regions of the United States, except for its general aviation business which is written on a national basis.  The Company is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

About Aerospace:
Aerospace Insurance Managers, Inc., a wholly owned subsidiary of Hallmark Financial Services, Inc., offers general aviation property/casualty insurance primarily for private and small commercial aircraft and airports through approximately 200 independent specialty brokers in 47 states.